UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2012

COMMAND CENTER, INC.

(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 West Fifth Avenue, Post Falls, Idaho	83854
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:   208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

a)      On April 6, 2012, Management and the Audit Committee of its Board of Directors, after discussions with the Company's independent registered public accounting firm, concluded that the Company should restate its audited statements for the fiscal year ending December 31, 2010, as well as unaudited financial statements as of and for the fiscal quarters ended April 1, 2011, July 1, 2011, and September 30, 2011, due to  an overstatement of assets, namely prepaid insurance policy deposits. The Company has made the necessary changes for 2010 in its Form 10-K filed on April 9, 2012, and will file amended Form 10-Q's for the first three quarters of 2011 to reflect the resulting financial restatements of the Company's corresponding financial statements for 2010 and the first three quarters of 2011. The Company is in the process of completing its calculations and expects to file the amended reports shortly. The Company's quarterly reports on Form 10-Q for the three months ended April 1, 2011, the six months ended July 1, 2011, and the nine months ended September 30, 2011 should no longer be relied upon.

In the past, the Company purchased workers’ compensation insurance policies from third party insurance carriers to cover future workers’ compensation claims. Beginning in 2006 and ending in 2008, the Company acquired workers’ compensation insurance policies from AIG Insurance by and through an insurance broker, Moreton & Company and its subagent AdvantEdge Insurance (the “Policies”).  During this time period, premium payments and collateral deposits for the Policies and related expenses were transmitted directly to AdvantEdge Insurance to be remitted to the insurance carrier.  Upon later inspection, the Company determined that a material discrepancy existed between amounts paid to AdvantEdge Insurance and actual deposits made by AdvanEdge to AIG Insurance.

The restatements resulted in workers compensation insurance expense of $716,000 being recorded as a charge to retained earnings (accumulated deficit) balance reported in 2008, with an offset to workers’ compensation deposits reported in 2008 and prior. As a result, the Company has adjusted its annual financial statements for 2011 and 2010 in the fourth quarter of 2011 and will adjust its financial statements through the first three quarters of 2011 and the corresponding periods in 2010.

The Company believes that the restatement does not reflect any trends in the Company's business or any current or prospective impact on the Company's results of operations. The restatement does not impact the Company's compliance with its debt covenants. The restatement will only affect earnings per share previously reported for the third quarter of 2011. As a result of the restatements, the accumulated deficit for the period ended December 31, 2010 has increased by approximately $716,000 from the previously reported amounts.  The earnings per share for the third quarter of 2011 is expected to increase by approximately $0.01.  These changes are reflected  in the Form 10-K filed on April 9, 2012 and, consequently, the restatement does not affect the current Form 10-K.

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Management has evaluated the effect of the facts leading to the restatement of the financial statements on its prior conclusions of the adequacy of internal controls over financial reporting and disclosure controls and procedures and has concluded that a material weakness exists in the area of verification of workers’ compensation deposits held by its insurance carriers and brokers. Accordingly, remediation is currently underway to address this deficiency.

Forward Looking Statements

Certain statements in this report, including the Company's estimates regarding the time for filing and impact of the restatement on the Company's financial statements and information about the potential increase of the accumulated deficit and earnings per share are forward-looking statements under the Private Securities Litigation Reform Act of 1995 that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties, including future events and additional facts that the Company may obtain after the date of this report. The Company undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.   Financial Statements and Exhibits.

     (d)  Exhibits

Exhibit Number	Description
7.1	Independent accountants' letter of non-reliance
99.1	Release, dated April 10, 2012.

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SIGNATURES

FORM 8-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.	April 10, 2012

/s/Glenn Welstad
Chief Executive Officer

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